Exhibit 10.25

COST APPORTIONMENT CONTRACT

This contract, dated January 4, 2016, is between and among HCI Group, Inc., a Florida corporation (“HCI”), and HCI’s subsidiary corporations and entities (“Affiliated Entities”).

BACKGROUND STATEMENT

HCI and its Affiliated Entities may from time to time share personnel, facilities and third party services. The purpose of this contract is to apportion shared costs and expenses to the entity incurring the costs and expenses as if the cost or expense had been paid solely by the incurring entity and to comply with Statement of Statutory Accounting Principles No. 70 as published by the National Association of Insurance Commissioners.

TERMS AND CONDITIONS

In reliance upon the foregoing background statement, HCI and the Affiliated Entities agree to the following terms and conditions.

1. Shared Costs and Expenses. This contract applies only to situations where the benefits of personnel, facilities or third party services are shared by HCI and one or more Affiliated Entities or when one entity makes expenditures on behalf of another entity. To the extent feasible and convenient, the incurring entity will pay its own costs and expenses directly.

2. Apportionment. In general, the apportionment of costs and expenses between and among HCI and the Affiliated Entities will be based upon specific identification to the incurring entity. Where specific identification is not feasible, apportionment will be as described elsewhere in this contract or based upon pertinent factors and ratios adopted by HCI’s management which in the opinion of management yield the most accurate results. Premium taxes, state income taxes, filing fees, actuarial fees and costs or expenses that relate solely to the operations of a regulated insurance company, such as costs associated with adjusting and paying claims, will be borne solely by the applicable insurance company and not by HCI or another Affiliated Entity. HCI’s management may forego apportionment when in management’s opinion the costs or expenses are insignificant and the absence of apportionment does not materially misrepresent the financial results of HCI or an Affiliated Entity. Charges or fees for services performed will be reasonable and in conformity with Statutory Accounting Principles consistently applied. The book, accounts and records will be maintained to clearly and accurately disclose the nature and details of the transactions including such accounting information as is necessary to support the reasonableness of the charges or fees to the respective parties.

3. Reimbursements. HCI and the Affiliated Entities will maintain intercompany accounts for maintaining balances associated with apportioned costs and expenses. If the incurring entity is a regulated insurance company, the incurring entity will reimburse the other entity for apportioned costs and expenses within 30 days after receiving a request for payment which in no event will be later than 30 days after the end of each calendar quarter.

4. Other Contracts. This contract does not supersede any management contracts, rental contracts, or other agreements or understandings among between or among HCI and any of Affiliated Entities.

5. Ownership of Access to Books and Records. Each party will own its general corporate books and records. Each party to this contract will retain the right of continuing access to the books and records of the other parties sufficient to permit the parties to fulfill all of their contractual obligations under this contract. The parties agree that the appropriate insurance regulatory authorities will have access to books and records associated with this contract and any regulated insurance company during normal business hours and upon reasonable advance notice.

6. Term and Termination. This contract will commence on the date set forth above and continue for one year unless sooner terminated as provided below. The initial term and thereafter each renewal term will automatically renew for an additional one year period unless a party delivers notice of non-renewal to the other parties at least 20 days before a term expires. Any party may terminate this contract any time, with or without cause, and without any liability to the other parties by reason of such termination, by delivery of 30 days written notice to the other parties. Non-renewal or termination by an Affiliated Entity will apply solely to that Affiliated Entity and not to any other party to this contract. Non-renewal or termination by HCI will apply to all the parties to this contract.

7. Confidentiality. Except as required by applicable law, rule or regulation or judicial process, the parties will maintain the confidentiality of the other parties’ financial and policyholder information.

8. No Third Party Beneficiaries. No individual, association or entity except HCI and the Affiliated Entities has nor will have any direct, indirect or beneficial rights in connection with this contract.

9. Contract Non-Assignable. This contract is non-assignable without the express written consent of the other party.

10. Binding Effect. This contract will be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties to this contract.

11. Saturday, Sunday or Legal Holiday. When the last day of a period during which an act may be performed under this contract falls on a Saturday, Sunday, or legal holiday that period will be deemed to end on the next succeeding day which is not a Saturday, Sunday or legal holiday.

12. Governing Law. This contract will be construed in accordance with the laws of the State of Florida, without reference to its conflicts of law principles.

13. Amendments. This contract will be amended or modified only by written instrument signed by all parties.

14. Effectiveness. This contract will not be effective unless and until approved by the Florida Office of Insurance Regulation.

 Executed as of the date first set forth above.

HCI GROUP, INC.

By:	/s/ Paresh Patel
Paresh Patel, as Chief Executive Officer

Each of Affiliated Entities Set forth Below

By:	/s/ Richard R. Allen
Richard R. Allen, as Chief Financial Officer

Homeowners Choice Property & Casualty Insurance Company, Inc.

Homeowners Choice Assurance Company, Inc.

Homeowners Choice Managers, Inc.

Cypress Property Management Services, Inc.

Cypress Claims Services, Inc.

Southern Administration, Inc.

Claddaugh Casualty Insurance Company, Ltd.

HCI Technical Resources, Inc.

Omega Insurance Agency, Inc.

Exzeo USA, Inc.

Cypress Tech Development Company, Inc.

Treasure Island Restaurant Company, Inc.

TI Marina Company, Inc.

TypTap Insurance Company

TypTap Management Company

TV Investment Holdings, LLC

Greenleaf Capital, LLC

HCPCI Holdings, LLC

Gators on the Pass Holdings, LLC

John’s Pass Marina Investment Holdings, LLC

JP Beach Holdings, LLC

Pass Investment Holdings, LLC

Silver Springs Property Investments, LLC

Melbourne FMA, LLC

Greenleaf Essence LLC

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